EXHIBIT 23.4









INDEPENDENT AUDITORS' CONSENT


I consent to the incorporation by reference in this Registration Statement of HFS Incorporated (the "Company") on Form S-8 of my report dated September 25, 1995 related to the consolidated balance sheet of Century 21 Real Estate, Inc. and subsidiaries as of July 31, 1995, 1994, and 1993 and the related statements of income and retained earnings and cash flows for the years then ended included in the Company's Current Report on Form 8-K/A dated March 27, 1997.



Tony H. Davidson, CPA
Lake Oswego, Oregon
April 16, 1997